Exhibit 99.1

                WHOLE FOODS MARKET REPORTS SECOND QUARTER RESULTS

   Sales Increase 20%; Net Income Increases 22% and Diluted EPS Increase 17%; Company Updates Future Stock Option Strategy and Announces a Return to Previous
  Accounting Practice of Capitalizing Rent During Construction Period; Company
                            Will Restate Financials

    AUSTIN, Texas, May 4 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today reported sales and earnings for the 12-week quarter ended April 10, 2005. For the second quarter, sales increased 20% to $1.1 billion. This increase was driven by 13% weighted average year-over-year square footage growth and comparable store sales growth of 11.6%. Sales in identical stores (excluding three relocated stores and two major store expansions) increased 10.2% for the quarter. Net income increased 22% to $42.0 million, and diluted earnings per share increased 17% to $0.61.

    For the 28-week period ended April 10, 2005, sales increased 21% to $2.5 billion, with sales in comparable stores increasing 11.5% and sales in identical stores increasing 10.5%. Net income has increased 25% to $89.9 million, and diluted earnings per share increased 20% to $1.33.

    The Company also announced in a separate release that based on new determinations by the SEC, the Company will return to and continue its previous practice of capitalizing rent during the construction period. The Company is thereby reducing the lease accounting charge for the first quarter of the current fiscal year from $0.04 to $0.02 per diluted share and the charge for fiscal year 2004 from $0.11 to $0.06 per diluted share. The remaining charge primarily reflects the additional pre-opening costs and depreciation of the asset resulting from rent allocated to the construction period. The Company's reported results for the second quarter and prior year reflect the return to this previous accounting practice.

                                                                                   # of
                                                       Average      Average        Comp
Store Returns for the Quarter                           Size         Comps        Stores
--------------------------------------------------   ----------   ----------   ----------
Stores over eight years old                              28,000          9.7%          69
Stores between five and eight years old                  32,000          8.1%          30
Stores between two and five years old                    32,000         12.8%          42
Stores less than two years old
 (including relocations)                                 40,000         24.8%          15

Stores in comparable store base                          31,000         11.6%         156
All stores open at the end of the
 second quarter                                          32,000          ---          168

    "This quarter we produced an 11.6% comparable store sales increase, which was on top of our record-breaking 17.1% comparable store sales increase in the second quarter last year," said John Mackey, Chairman, Chief Executive Officer, and Co-Founder of Whole Foods Market. "We are very pleased with our performance year to date, particularly in light of our difficult year-over-year comparisons. Due to our strong sales growth, we are raising our comparable store sales guidance for the year to a range of 9% to 11% from 8% to 10%. We continue to expect diluted earnings per share growth to be lower than sales growth primarily due to the anticipated acceleration in new store openings."

    In the quarter, gross profit increased 29 basis points to 35.7% of sales, and direct store expenses decreased three basis points to 25.5% of sales, resulting in store contribution of 10.2% of sales. For the 156 stores in the comparable store base, gross profit improved 56 basis points to 36.0% of sales, and direct store expenses improved 28 basis points to 25.3% of sales, resulting in an 84 basis point increase in store contribution to 10.7% of sales. General and administrative (G&A) expenses were relatively flat, increasing one basis point to 3.2% of sales.

    The table below shows the Company's quarterly results compared to its historical four-year average results. While there may be more variability during a particular quarter, the Company points out the consistency of these line items as a percentage of sales over time.

Historical                                                  4-Year
Performance               FY01     FY02     FY03     FY04   Average    1Q05     2Q05
----------------------   ------   ------   ------   ------  -------   ------   ------
Gross profit               34.7%    34.6%    34.2%    34.7%    34.6%    34.6%    35.7%
Direct store
 expenses                  25.4%    25.2%    25.3%    25.6%    25.4%    25.5%    25.5%
Store contribution          9.3%     9.4%     9.0%     9.1%     9.2%     9.1%    10.2%
G&A                         3.6%     3.6%     3.2%     3.1%     3.3%     3.0%     3.2%

    Capital expenditures in the quarter were $74 million of which $51 million was for new store development. During the quarter, the Company produced cash flow from operations of $128 million and paid approximately $12 million to shareholders in quarterly dividends of $0.19 per share. Cash and cash equivalents, including restricted cash, were approximately $331 million at the end of the quarter, and total long-term debt was approximately $91 million.

    On April 5, 2005, the Company announced a 32% increase in its quarterly dividend to $0.25 per share from $0.19 per share. On November 10, 2004, the Company announced a 27% increase in the quarterly dividend to $0.19 per share from $0.15 per share. The first $0.25 per share dividend was paid on April 25, 2005.

    In the second quarter, the Company opened two new stores in Swampscott, MA and New York City, NY and relocated two stores in Austin, TX and Thousand Oaks, CA, ending the quarter with 168 stores totaling approximately 5.4 million square feet. The Company today opened its third store in Canada and expects to open two additional stores during the third quarter, including one relocation.

    The Company is pleased to announce the recent signing of seven new store leases in San Francisco, CA; Naples, FL; Portland, ME; West Orange, NJ; Nashville, TN; Milwaukee, WI; and Vancouver, Canada. The following table provides additional information about the Company's store development pipeline.

Stores in Development                    5/4/05         5/4/04       % Change
-----------------------------------   ------------   ------------   ----------
Number of stores in development                 59             46           28%
Average size (gross square feet)            51,300         46,400           11%
  As a percentage of existing
   store average size                          160%           152%         ---
Total square footage under
 development                             3,059,000      2,174,000           41%
  As a percentage of existing
   square footage                               57%            46%         ---

    Future Growth Goals and Updated Guidance
    The Company has a stated long-term growth goal of $10 billion in sales by the year 2010. For fiscal year 2005, the Company expects sales growth at the higher end of its previously stated 15% to 20% range. The Company expects comparable store sales growth to be in the range of 9% to 11% versus its previously stated range of 8% to 10%, with weighted average square footage growth of approximately 15% based on the opening of 15 to 18 new stores, including three relocations. The Company continues to expect diluted earnings per share growth for the year to be lower than sales growth primarily due to the anticipated acceleration in new store openings, which is expected to result in pre-opening expenses in the range of $9 million to $11 million for the remainder of the year. In addition, the Company continues to expect new stores may have some negative impact on store contribution, as new stores generally have lower gross margins and higher direct store expenses than more mature stores. Due to the remaining charges for changes in lease accounting regarding the recognition of rent expense and depreciation for certain leases, the Company expects store contribution to be approximately $2 million to $4 million lower for the remainder of the year than it would have been under the original method of accounting. The Company expects G&A expenses for the remainder of the fiscal year to be higher as a percentage of sales as compared to the prior year, primarily due to the relocation of the Company's headquarters in January which is expected to add approximately $4 million in G&A expenses annually. Capital expenditures are expected to be in the range of $300 million to $320 million.

    Stock Option Strategy Update
    In December the Financial Accounting Standards Board (FASB) finalized Statement 123R, Share-based Payment, which requires all companies to expense share-based payments, including stock options, at fair value.
    Though not retroactive, the charge to earnings resulting from this new rule includes the impact of stock options granted in prior years, since the expense is recognized over the vesting period of the options, which for the Company has been four years. Even if the Company never granted another option after today, it would still have stock option expense until all past option grants were fully vested. In order to prevent this "overhang" from past option grants impacting future income statements, the Company previously announced its intention, absent FASB 123R being overruled by Congress, to accelerate the vesting of all outstanding stock options sometime prior to July 4, 2005, the date the new rules were to be effective for the Company.

    In view of the recent action by the SEC to delay the effective date of option expensing, the Company now expects to begin expensing options in the first quarter of fiscal year 2006. Consequently, it plans to delay the acceleration of vesting of all outstanding options until September unless there are further delays and/or the rule is overturned.

    This accelerated vesting of options will create a one-time, mostly non-cash charge in the fourth fiscal quarter of this year of approximately $10 million, consisting of the estimated increase in value to the option holders caused by the acceleration plus accrual of certain payroll taxes that will be due upon exercise of the options. The actual amount of the expense will vary based on the closing stock price at the date of the acceleration.

    The Company's current intention is to keep its broad-based stock option program in place, but going forward it will limit the number of shares granted in any one year so that net income dilution from equity-based compensation expense (EBCE) will not exceed 10% in future years. The EBCE will ramp up beginning in the first quarter of fiscal year 2006 until it reaches 10% of net income in fiscal year 2010.

    The Company believes this strategy is best aligned with its stakeholder philosophy because it limits future earnings dilution from options while at the same time retains the broad-based stock option plan which it believes is important to team member morale and to its unique corporate culture and its success.

    Supplemental Information: The following pie chart depicts net income and certain expense categories, including salaries and benefits, as a percentage of sales for the twelve weeks ended April 10, 2005.

     http://www.wholefoodsmarket.com/investor/Q205chart.html

    The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT. The dial in number is 1-877-707-9628 and the conference ID is "Whole Foods." A replay will be available for approximately 48 hours at 1-402-220-1178, and a simultaneous audio webcast will be available at http://www.wholefoodsmarket.com .

    About Whole Foods Market: Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and the largest natural and organic foods retailer. The Company had sales of $3.9 billion in fiscal year 2004 and currently has 169 stores in the United States, Canada and the United Kingdom.

    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10K for the fiscal year ended September 26, 2004. The Company does not undertake any obligation to update forward-looking statements.

     Contact:  Cindy McCann
               VP of Investor Relations
               512.477.4455

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

                                           Twelve weeks ended           Twenty-eight weeks ended
                                      -----------------------------   -----------------------------
                                         April 10,       April 11,        April 10,     April 11,
                                           2005            2004            2005           2004
                                      -------------   -------------   -------------   -------------
Sales                                 $   1,085,158   $     902,141   $   2,453,486   $   2,020,289
Cost of goods sold and
 occupancy costs                            697,686         582,597       1,593,172       1,316,318
   Gross profit                             387,472         319,544         860,314         703,971
Direct store expenses                       276,834         230,441         625,878         513,606
   Store contribution                       110,638          89,103         234,436         190,365
General and administrative
 expenses                                    34,773          28,783          75,174          64,652
Pre-opening and relocation
 costs                                        7,581           2,605          10,714           4,522
   Operating income                          68,284          57,715         148,548         121,191
Other income (expense):
Interest expense                               (342)         (1,859)         (2,050)         (4,337)
Investment and other
 income                                       2,113           1,503           3,307           2,967
   Income before income taxes                70,055          57,359         149,805         119,821
Provision for income taxes                   28,023          22,944          59,922          47,929
   Net income                         $      42,032   $      34,415   $      89,883   $      71,892

   Basic earnings
    per share                         $        0.65   $        0.56   $        1.41   $        1.19
   Weighted average shares
    outstanding                              64,751          61,035          63,633          60,620

   Diluted earnings per
    share                             $        0.61   $        0.53   $        1.33   $        1.11
   Weighted average shares
    outstanding,
    diluted basis                            69,544          67,579          69,241          67,039

   Dividends per share                $        0.25   $        0.15   $        0.44   $        0.30

      A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands):

                                           Twelve weeks ended            Twenty-eight weeks ended
                                      -----------------------------   -----------------------------
                                        April 10,       April 11,       April 10,       April 11,
                                          2005            2004            2005            2004
                                      -------------   -------------   -------------   -------------
 Net income (numerator
  for basic earnings
  per share)                          $      42,032   $      34,415   $      89,883   $      71,892
 Interest on 5% zero
  coupon convertible
  subordinated debentures,
  net of income taxes                           565           1,084           1,958           2,506
 Adjusted net income
  (numerator for diluted
  earnings per share)                 $      42,597   $      35,499   $      91,841   $      74,398
 Weighted average common
  shares outstanding
  (denominator for basic
  earnings per share)                        64,751          61,035          63,633          60,620
 Potential common shares
  outstanding:
  Assumed conversion
   of 5% zero coupon
   convertible subordinated
    debentures                                1,663           3,281           2,471           3,282
   Assumed exercise
    of stock options                          3,130           3,263           3,137           3,137
 Weighted average common shares
 outstanding and potential
 additional common shares
 outstanding (denominator
for diluted earnings per share)              69,544          67,579          69,241          67,039

   Basic earnings
    per share                         $        0.65   $        0.56   $        1.41   $        1.19
   Diluted earnings
    per share                         $        0.61   $        0.53   $        1.33   $        1.11

Whole Foods Market, Inc.
Consolidated Balance Sheets
April 10, 2005 (unaudited) and September 26, 2004
(In thousands)

Assets
                                                         2005           2004
                                                     ------------   ------------
Current assets:
Cash and cash equivalents                            $    297,913   $    198,377
Restricted cash                                            33,398         23,160
Trade accounts receivable                                  60,947         64,972
Merchandise inventories                                   157,706        152,912
Prepaid expenses and other current assets                  36,482         16,702
Deferred income taxes                                      29,449         29,449
  Total current assets                                    615,895        485,572
Property and equipment, net of accumulated
 depreciation and amortization                            999,525        904,825
Goodwill                                                  112,500        112,186
Intangible assets, net of accumulated amortization         22,821         24,831
Other assets                                                5,939         20,302
  Total assets                                       $  1,756,680   $  1,547,716

Liabilities And Shareholders' Equity
                                                         2005           2004
                                                     ------------   ------------
Current liabilities:
Current installments of long-term
 debt and capital lease obligations                  $      5,977   $      5,973
Trade accounts payable                                    101,712         90,751
Accrued payroll, bonus and other
 benefits due team members                                116,727        100,536
Dividends payable                                          16,410          9,361
Other accrued expenses                                    158,052        128,329
  Total current liabilities                               398,878        334,950
Long-term debt and capital lease
 obligations, less current installments                    84,554        164,770
Deferred rent liability                                    82,201         70,067
Other long-term liabilities                                 1,404          1,581
Deferred income taxes                                       7,736          7,693
  Total liabilities                                       574,773        579,061
Shareholders' equity:
Common stock, no par value, 150,000 shares
 authorized; 65,573 and 62,771 shares issued;
 65,333 and 62,407 shares outstanding in 2005
 and 2004 respectively                                    685,568        535,107
Accumulated other comprehensive income                      3,514          2,053
Retained earnings                                         492,825        431,495
Total shareholders' equity                              1,181,907        968,655
Commitments and contingencies
  Total liabilities and shareholders' equity         $  1,756,680   $  1,547,716

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

                                                      Twenty-eight weeks ended
                                                     ---------------------------
                                                       April 10,      April 11,
                                                         2005           2004
                                                     ------------   ------------
Cash flows from operating activities
Net income                                           $     89,883   $     71,892
Adjustments to reconcile net income to net
 cash provided by operating activities:
    Depreciation and amortization                          71,634         59,973
    Loss on disposition of assets                           1,307          1,482
    Deferred income tax expense (benefit)                      43         (1,402)
    Tax benefit related to exercise
     of employee stock options                             27,685         18,563
    Interest accretion on long-term debt                    3,191          4,069
    Deferred rent                                           8,788          5,289
    Other                                                   2,550          2,357
    Net change in current assets and liabilities:
      Trade accounts receivable                             3,708        (14,270)
      Merchandise inventories                              (6,544)       (19,785)
      Prepaid expense and other current assets             (5,278)        (4,119)
      Trade accounts payable                               10,961         13,521
      Accrued payroll, bonus and other
       benefits due team members                           16,191         19,682
      Other accrued expenses                               29,267         44,127
  Net cash provided by operating activities               253,386        201,379
Cash flows from investing activities
Development costs of new store locations                 (110,316)       (84,750)
Other property, plant and equipment expenditures          (52,391)       (58,612)
Acquisition of intangible assets                              ---            (49)
Increase in restricted cash                               (10,238)       (17,904)
Increase in notes receivable                              (13,500)
Payment for purchase of acquired entities,
 net of cash acquired                                         ---        (20,392)
Other investing activities                                    ---          1,815
  Net cash used in investing activities                  (172,945)      (193,392)
Cash flows from financing activities
Dividends paid                                            (21,504)        (9,079)
Issuance of common stock                                   40,704         31,801
Payments on long-term debt
 and capital lease obligations                               (105)           (97)
  Net cash provided by financing activities                19,095         22,625
Net increase in cash and cash equivalents                  99,536         30,612
Cash and cash equivalents at beginning of period          198,377        165,779
Cash and cash equivalents at end of period           $    297,913   $    196,391

Supplemental disclosure of cash flow information:
  Interest paid                                      $        634   $      1,000
  Federal and state income taxes paid                $     13,946   $     19,675
Non-cash transactions:
  Common stock issued in connection
   with acquisition                                  $        ---   $     16,375

SOURCE  Whole Foods Market, Inc.
    -0-                             05/04/2005
    /CONTACT:  Cindy McCann, VP of Investor Relations of Whole Foods Market,
               Inc., +1-512-477-4455/
    /Web site:  http://www.wholefoodsmarket.com
                http://www.wholefoodsmarket.com/investor/Q205chart.html /